News Release Contact: Robert M. Plante Vice President & Chief Financial Officer P.O. Box 206, Whippany, NJ 07981-0206 Phone: 973-503-9252

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FOR IMMEDIATE RELEASE

Suburban Propane Partners, L.P. Announces Appointment of Harold R. Logan, Jr., as Chairman and Increases the Size of its Board of Supervisors

Whippany, New Jersey, February 1, 2007 -- Suburban Propane Partners, L.P. (the “Partnership”) (NYSE: SPH), a nationwide marketer of propane gas, fuel oil and related products and services, today announced that, at its regular meeting held on January 31, the Partnership’s Board of Supervisors unanimously elected Harold R. Logan, Jr., as its new Chairman. At the same meeting, the Board approved an increase in the number of Supervisors from five to seven, and elected Mr. John D. Collins and Ms. Jane Swift to fill the two new vacancies created by the increase in the size of the Board.

Mr. Logan has served on the Partnership’s Board of Supervisors since the Partnership went public in March 1996. From 2003 to September 2006, he was a Director and Chairman of the Finance Committee of the Board of Directors of TransMontaigne Inc., which provided logistical services (i.e. pipeline, terminaling and marketing) to producers and end-users of refined petroleum products. From 1995 to 2002, Mr. Logan was Executive Vice President/Finance, Treasurer and a Director of TransMontaigne Inc. Mr. Logan is also a Director of The Houston Exploration Company, Graphic Packaging, Inc. and Hart Energy Publishing LLP.

John Hoyt Stookey, the former Chairman, will continue to serve in the capacity as Supervisor of the Board of Supervisors. In announcing Mr. Logan’s appointment, Mr. Stookey said, “Hal Logan has been a tremendous asset to this Board since the Partnership’s public offering in 1996, and he brings a wealth of industry experience to his new position as Chairman. The Partnership will be well served with Hal in this important new role.”

Mr. Collins and Ms. Swift were elected for a term due to expire at the next Tri-Annual Meeting of Unitholders of the Partnership, currently scheduled for Spring 2009. At that meeting, under the current Partnership Agreement, all Supervisors will be elected by the Common Unitholders.

Ms. Swift, former Massachusetts Governor, is the founder of WNP Consulting, LLC, providing expert advice and guidance to early stage education companies.  From 2003 to 2006 she was a General Partner at Arcadia Partners, the leading venture capital firm focused exclusively on the education industry. She currently serves on the boards of Animated Speech Company, Sally Ride Science Inc. and WellCare Health Plans, and several not-for-profit boards, including The Republican Majority for Choice and Landmark Volunteers, Inc. Prior to joining Arcadia, Ms. Swift worked for 15 years in government. She was elected to the Massachusetts Senate in 1991 and in 1998 was elected as Lieutenant Governor. In 2001, Ms. Swift became Massachusetts’ first woman governor.

Mr. Collins brings over 40 years of financial auditing experience to his new position as Board Supervisor. He served with KPMG, LLP for 38 years, retiring in 2000 as senior audit partner of the New York office. During his tenure at KPMG, Mr. Collins’ principal clients included General Electric Company, Travelers Group, Citicorp, Credit Suisse First Boston, Pepsico and CitiGroup. He has served as a United States representative on the International Auditing Procedures Committee, a committee of international accountants responsible for establishing international auditing standards. He currently serves on the boards of Mrs. Fields Famous Brands, LLC, LeMoyne College and Excelsior Funds.

Suburban Propane Partners, L.P. is a publicly-traded master limited partnership listed on the New York Stock Exchange. Headquartered in Whippany, New Jersey, Suburban has been in the customer service business since 1928. The Partnership serves the energy needs of approximately 1,000,000 residential, commercial, industrial and agricultural customers through more than 300 locations in 30 states.

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